Filed pursuant to Rule 424(b)(3)

Registration No. 333-274364

21SHARES ETHEREUM ETF

SUPPLEMENT NO. 8 DATED OCTOBER 8, 2025

TO THE PROSPECTUS DATED JULY 22, 2024

This prospectus supplement No. 8 (this “Supplement”) is being filed to update and supplement the information contained in the prospectus of 21Shares Ethereum ETF (the “Trust”) dated July 22, 2024 (as supplemented or amended from time to time, the “Prospectus”). Each of the Prospectus and this Supplement form a part of our Registration Statement on Form S-1 (Registration No. 333-274364) declared effective by the Securities and Exchange Commission (the “SEC”) on July 22, 2024 (as amended by the Post-Effective Amendment No. 1, declared effective September 19, 2025, and as further amended, the “Registration Statement”).

The purpose of this Supplement is to update and supplement certain information contained in the Registration Statement and Prospectus to disclose that the Trust will allow for staking. Except as otherwise set forth below, the information set forth in the Registration Statement and Prospectus remains unchanged. For clarity, additions to existing disclosure from the Registration Statement and Prospectus are indicated with bold, underlined text and deletions are indicated with strikethrough. All page, paragraph and section references used herein refer to the Registration Statement and Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement and Prospectus.

The information set forth below serves as a supplement to the Registration Statement and Prospectus. Except as described herein, the information provided in the Registration Statement and Prospectus continues to apply. To the extent this Supplement differs from or updates information in the Registration Statement or Prospectus, you should rely on the information contained in this Supplement. The Registration Statement and Prospectus contain important additional information. This Supplement should be read in conjunction with the Registration Statement and Prospectus.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274364

Shares

21Shares Ethereum ETF

The 21Shares Ethereum ETF (the “Trust”) is an exchange-traded fund that issues common shares of beneficial interest (the “Shares”) that trade on the Cboe BZX Exchange, Inc. (the “Exchange”). The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of ether. This means the Sponsor does not speculatively sell ether at times when its price is high or speculatively acquire ether at low prices in the expectation of future price increases. It also means the Trust will not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective. The Trust’s investment objective is to seek to track the performance of ether, as measured by the performance of the CME CF Ether-Dollar Reference Rate — New York Variant (the “Index”), adjusted for the Trust’s expenses and other liabilities~~.~~, and to reflect rewards from staking a portion of the Trust’s ether, to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for U.S. Federal income tax purposes. CF Benchmarks Ltd. is the administrator for the Index (the “Index Provider”). The Index is designed to reflect the performance of ether in U.S. dollars. In seeking to achieve its investment objective, the Trust holds ether and values its Shares daily based on the Index. 21Shares US LLC (the “Sponsor”) is the sponsor of the Trust, CSC Delaware Trust Company (the “Trustee”) is the trustee of the Trust, and Coinbase Custody Trust Company, LLC (“Coinbase”, BitGo New York Trust Company, LLC (“BitGo”), and Anchorage Digital Bank, N.A. (“Anchorage”, and together with Coinbase and BitGo, as the context may require, the “Ether Custodian”, the “Ether Custodians” and each an “Ether Custodian”) are the ether custodians for the Trust and hold all of the Trust’s ether on the Trust’s behalf.

To the extent the Sponsor determines to stake a portion of the Trust’s ether, the Sponsor plans to engage one or more third party staking services providers (each a “Staking Services Provider”) to conduct such staking activities (“Staking Activities”). The Sponsor’s choice of third party Staking Services Providers, and its decision to allocate ether amongst chosen Staking Services Providers, will be based on a range of factors, including but not limited to the performance, reliability, and reputation of the Staking Services Provider, including monitoring their uptime and slashing history.

The Sponsor may also seek to utilize alternative means to engage in Staking Activities, subject to its determination that the Trust may do so without undue legal, regulatory or tax risk, including the use or holding of Liquid Staking Tokens (as defined below), though no such determination has been made as of the date of this Prospectus. More specifically, the Trust may earn staking rewards by investing in liquid staking protocols, which are staking protocols that provide a freely-tradeable digital token called a “Liquid Staking Token” that represents the ether staked with the staking protocol. Liquid Staking Tokens permit the holder to receive the benefits of staking without the illiquidity of a locked-up ether. Liquid Staking Tokens may only be acquired by the Trust if the Sponsor were to make a determination that the Liquid Staking Token represents beneficial ownership of the underlying ether for U.S. federal income tax purposes and that acquisition of the Liquid Staking Token did not vary the investments of the Trust. No definitive determination has been made as of the date of this Prospectus as to which, if any, of these alternative means the Trust may adopt. Should such a change take place, if any, the Trust will notify the owners of the beneficial interests of Shares in a prospectus supplement or in its periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and on the Sponsor’s website.

~~Neither the Trust, nor the Sponsor, nor the Ether Custodians, nor any other person associated with the Trust will, directly or indirectly, employ any portion of the Trust’s assets in actions where any portion of the Trust’s ether becomes subject to the Ethereum proof-of-stake validation or is used to earn additional ether or generate income or other earnings (collectively, “Staking Activities”). Accordingly, the Trust will not derive any income from, or receive any form of staking rewards of any kind in connection with, or otherwise recognize any economic benefit from, any Staking Activity.~~

PROSPECTUS SUMMARY

Overview of the Trust

The 21Shares Ethereum ETF (the “Trust”) is an exchange-traded fund that issues common shares of beneficial interest (the “Shares”) that trade on the Cboe BZX Exchange, Inc. (the “Exchange”). The Trust’s investment objective is to seek to track the performance of ether, as measured by the performance of the CME CF Ether-Dollar Reference Rate — New York Variant (the “Index”), adjusted for the Trust’s expenses and other liabilities~~.~~, and to reflect rewards from staking a portion of the Trust’s ether, to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for tax purposes. The Index is calculated by CF Benchmarks Ltd. (the “Index Provider”) based on an aggregation of executed trade flow of major ether spot exchanges. The Index is designed to reflect the performance of ether in U.S. dollars. The Index currently uses substantially the same methodology as the CME CF Ether Dollar Reference Rate (“ETHUSD_RR”), including utilizing the same six ether exchanges, which is the underlying rate to determine settlement of CME ether futures contracts, except that the Index is calculated as of 4:00 p.m. Eastern time (“ET”), whereas the ETHUSD_RR is calculated as of 4:00 p.m. London time. The Shares of the Trust are valued daily based on the Index.

In seeking to achieve its investment objective, the Trust holds ether. The Trust is sponsored by 21Shares US LLC (the “Sponsor”), a wholly-owned subsidiary of Amun Holdings Ltd.

The Trust does not provide investors with direct exposure to ether, and an investment in the Trust is not a direct investment in ether. Rather, the Trust provides investors with the opportunity to indirectly access the market for ether through a traditional brokerage account without the potential barriers to entry or risks involved with holding or transferring ether directly or acquiring it from an ether spot market.

To the extent the Sponsor determines to stake a portion of the Trust’s ether, the Sponsor plans to engage one or more third party staking services providers (each a “Staking Services Provider”) to conduct such staking activities (“Staking Activities”). The Sponsor’s choice of third party Staking Services Providers, and its decision to allocate ether amongst chosen Staking Services Providers, will be based on a range of factors, including but not limited to the performance, reliability, and reputation of the staking provider, including monitoring their uptime and slashing history.

The Sponsor may instead seek to utilize alternative means to engage in Staking Activities, subject to its determination that the Trust may do so without undue legal, regulatory or tax risk, including the use or holding of Liquid Staking Tokens (as defined below), though no such determination has been made as of the date of this Prospectus. More specifically, the Trust may earn staking rewards by investing in liquid staking protocols, which are staking protocols that provide a freely-tradeable digital token called a “Liquid Staking Token” that represents the ether staked with the staking protocol. Liquid Staking Tokens permit the holder to receive the benefits of staking without the illiquidity of a locked-up ether. Liquid Staking Tokens may only be acquired by the Trust if the Sponsor were to make a determination that the Liquid Staking Token represents beneficial ownership of the underlying ether for U.S. federal income tax purposes and that acquisition of the Liquid Staking Token did not vary the investments of the Trust. No definitive determination has been made as of the date of this Prospectus as to which, if any, of these alternative means the Trust may adopt. Should such a change take place, if any, the Trust will notify the owners of the beneficial interests of Shares in a prospectus supplement or in its periodic Exchange Act reports, as applicable, and on the Sponsor’s website.

The Trust custodies its ether at regulated third-party custodians, Coinbase Custody Trust Company, LLC (“Coinbase Custodian”), BitGo New York Trust Company, LLC (“BitGo”), and Anchorage Digital Bank N.A (“Anchorage”, and, together with Coinbase Custodian and BitGo, as the context may require, the “Ether Custodians” and each an “Ether Custodian”). The Coinbase Custodian is chartered as a New York state limited liability trust company that provides custody and trade execution services for digital assets. BitGo is a New York Trust Company that provides custody and trade execution services for digital assets. Anchorage is a South Dakota chartered Trust Company and a federally chartered crypto bank that provides custody and trade execution for digital assets. The Ether Custodians are not Federal Deposit Insurance Corporation (“FDIC”)-insured but carries insurance provided by private insurance carriers. The Trust, the Sponsor and the service providers do not loan or pledge the Trust’s assets, including staked assets, nor do the Trust’s assets, including staked assets, serve as collateral for any loan or similar arrangement, other than in connection with the Post-Trade Financing Agreement. The Trust does not invest in derivatives. The Sponsor believes that the Shares are designed to provide investors with a cost-effective and convenient way to invest in ether without purchasing, holding and trading ether directly.

The amount of ether represented by the Shares is expected to decline over time because of the transfer of the Trust’s ether to pay the Sponsor Fee and other liabilities, regardless of whether the trading price of the Shares rise or fall. The decrease in the amount of ether represented by the Shares due to paying the Sponsor Fee and other liabilities may be offset by net staking rewards, if any.

Should the Trust seek to engage in Staking Activities, the Trust may stake a portion of the Trust’s assets through one or more Staking Services Providers. As a result of any staking activity in which the Trust may engage, the Trust expects to receive certain staking rewards of ether, which is expected to be treated for federal income tax purposes as income to the Trust. See “United States Federal Income Tax Consequences” for further description of the tax implications of the activities of the Trust to an investor. The Staking Services Provider shall exercise no discretion as to the amount of the Trust’s ether to be staked or the timing of the Staking Activities. The Ether Custodians will maintain exclusive possession and control of the private keys associated with any staked ether at all times. Staking activity on the Ethereum network involves the delegation of ether to validators and carries certain risks. Misbehavior or poor performance by validators may result in such validators receiving reduced staking rewards for an epoch during which they misbehaved or performed poorly. Such validators may also become “blacklisted” by ether tokenholders, meaning that ether tokenholders may decide not to delegate stake to such validators in the future which could preclude such validators from being selected to validate. Should any of the Trust’s Staking Services Providers engage in malicious activity or perform poorly, then such Staking Services Provider may be blacklisted which could negatively impact the Trust’s abilities to engage in Staking Activities and/or otherwise result in the Trust earning reduced staking rewards. Additionally, the staking process includes protocol-defined warm-up, activation and withdrawal periods, during which staked ether is temporarily locked and inaccessible. These phases affect when ether begins earning rewards, participates in consensus and becomes available for transfer or redelegation. Block rewards and transaction fees are not considered staking rewards and will not accrete to the Trust. The description and considerations related to staking are discussed more fully below in “Principal Investment Risks – Risks Associated with Ether and Ethereum Network.”

Ether and the Ethereum Network

Ether is a digital asset, also referred to as a digital currency or cryptocurrency, which serves as the unit of account on the open-source, decentralized, peer-to-peer Ethereum network (“Ethereum” or “Ethereum network”). Ether may be used to pay for goods and services, stored for future use, or converted to a fiat currency. The value of ether is not backed by any government, corporation, or other identified body.

The value of ether is determined in part by the supply of and demand for, ether in the markets for exchange that have been organized to facilitate the trading of ether. Ether is the second largest cryptocurrency by market capitalization behind bitcoin. As of July 15, 2025, ether had a total market capitalization of approximately $364.6 billion and represented approximately 9.8% of the entire digital asset market. Ether is maintained on the Ethereum network. No single entity owns or operates the Ethereum network. The Ethereum network is accessed through software and governs ether’s creation and movement. The source code for the Ethereum network is open-source, and anyone can contribute to its development.

The Ethereum software source code allows for the creation of decentralized applications (“DApps”) that are supported by a transaction protocol referred to as “smart contracts,” which includes the cryptographic operations that verify and secure ether transactions. A smart contract operates by a predefined set of rules (i.e., “if/then statements”) that allows it to automatically execute code the same way on any Ethereum node on the network. Such actions taken by the predefined set of rules are not necessarily contractual in nature but are intended to eliminate the arbitration of a third party for carrying out code execution on behalf of users, making the system decentralized, while empowering developers to create a wide range of applications layering together different smart contracts. Although there are many alternatives, the Ethereum network is the oldest and largest smart contract platform in terms of market cap, availability of decentralized applications, and development activity. Smart contracts can be utilized across several different applications ranging from art to finance. Currently, one of the most popular applications is the use of smart contracts for underpinning the operability of decentralized financial services (“DeFi”), which consist of numerous highly interoperable protocols and applications. DeFi offers many opportunities for innovation and has the potential to create an open, transparent, and immutable financial infrastructure, with democratized access.

Because the Ethereum network has no central authority, the release of updates to the network’s source code by developers does not guarantee that the updates will be automatically adopted by the other participants. Users and validators must accept any changes made to the source code by downloading the proposed modification and that modification is effective only with respect to those users and validators who choose to download it. As a practical matter, a modification to the source code becomes part of the Ethereum network only if it is accepted by participants that collectively have a majority of the processing power on the Ethereum network.

If a modification is accepted by only a percentage of users and validators, a division will occur such that one network will run the pre-modification source code and the other network will run the modified source code. Such a division is known as a “fork.” A fork may be intentional such as the Ethereum “Merge.” The Merge represents the Ethereum Network’s shift from proof-of-work to proof-of-stake. This means that instead of being required to solve complex mathematical problems validators are required to stake ether. With respect to any fork, airdrop or similar event, the Sponsor will cause the Trust to irrevocably abandon the Incidental Rights (as defined below) or IR Virtual Currency (as defined below). In the event the Trust seeks to change this position, an application would need to be filed with the SEC by the Exchange seeking approval to amend its listing rules.

New ether is created as a result of “staking” of ether by validators. Validators are required to stake ether in order to be selected to perform validation activities and then once selected, as a reward, they earn newly created ether. Validation activities include verifying transactions, storing data, and adding to the Ethereum blockchain. Holders of ether must stake at least 32 ether to become an Ethereum validator. The Ethereum network provides the ability to execute peer-to-peer transactions to realize, via smart contracts, automatic, conditional transfer of value and information, including money, voting rights, and property.

~~Neither the Trust, nor the Sponsor, nor the Ether Custodians, nor any other person associated with the Trust will, directly or indirectly, employ any portion of the Trust’s assets in actions where any portion of the Trust’s ether becomes subject to the Ethereum proof-of-stake validation or is used to earn additional ether or generate income or other earnings (collectively, “Staking Activities”). Accordingly, the Trust will not derive any income from, or receive any form of staking rewards of any kind in connection with, or otherwise recognize any economic benefit from, any Staking Activity. Foregoing potential returns from Staking Activities could cause an investment in the Shares to deviate from that which would have been obtained by purchasing and holding ether directly by virtue of giving up staking as a source of return when an investor holds the Shares.~~

More specifically, staking on the Ethereum network refers to using ether, or permitting ether to be used, directly or indirectly, through an agent or otherwise, in the Ethereum network’s proof-of-stake validation protocol, in exchange for the receipt of consideration, including, but not limited to, staking rewards paid in kind.

The Trust’s Investment Objective

The Trust’s investment objective is to seek to track the performance of ether, as measured by the Index, adjusted for the Trust’s expenses and other liabilities, and to reflect rewards from staking a portion of the Trust’s ether, to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for tax purposes. In seeking to achieve its investment objective, the Trust holds ether and values its Shares daily as of 4:00 p.m. ET based on the Index.

Barring the liquidation of the Trust or extraordinary circumstances (including but not limited to, non-recurring expenses and costs of services performed by the Sponsor or a service provider on behalf of the Trust to protect the Trust or the interests of Shareholders, such as in connection with any fork of the Ethereum blockchain, any indemnification of agents, service providers or counterparties of the Trust and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters), the Trust generally will not purchase or sell ether, other than in connection with the creation or redemption of Shares. The Sponsor may also sell ether to pay certain expenses, which may be facilitated by the Prime Broker (as defined below) or any other prime brokers with whom the Trust contracts.

Staking

To the extent the Sponsor determines to stake a portion of the Trust’s ether, the Sponsor plans to engage one or more Staking Services Providers to conduct such Staking Activities. The Sponsor’s choice of third party Staking Services Providers, and its decision to allocate ether amongst chosen Staking Services Providers, will be based on a range of factors, including but not limited to the performance, reliability, and reputation of the staking provider, including monitoring their uptime and slashing history.

The Sponsor may also seek to utilize alternative means to engage in Staking Activities, subject to its determination that the Trust may do so without undue legal, regulatory or tax risk, including the use or holding of Liquid Staking Tokens, though no such determination has been made as of the date of this Prospectus. These alternative means to engage in Staking Activities are subject to the Sponsor’s determination that the Trust may do so without undue legal, regulatory or tax risk. More specifically, the Trust may earn staking rewards by investing in liquid staking protocols, which are staking protocols that provide a freely-tradeable digital token called a “Liquid Staking Token” that represents the ether staked with the staking protocol. Liquid Staking Tokens permit the holder to receive the benefits of staking without the illiquidity of a locked-up ether. Liquid Staking Tokens may only be acquired by the Trust if the Sponsor were to make a determination that the Liquid Staking Token represents beneficial ownership of the underlying ether for U.S. federal income tax purposes and that acquisition of the Liquid Staking Token did not vary the investments of the Trust. No definitive determination has been made as of the date of this Prospectus as to which, if any, of these alternative means the Trust may adopt. Should such a change take place, if any, the Trust will notify the owners of the beneficial interests of Shares in a prospectus supplement or in its periodic Exchange Act reports, as applicable, and on the Sponsor’s website.

The Trust’s staking model aims to maximize the portion of the Trust’s ether available for staking while controlling for liquidity and redemption risks. The model determines an optimal target range for the portion of assets staked, which is set by the Sponsor and which is based on factors including lock-up periods, historical and stressed redemption activity, Trust size, projected staking yields, staking provider reliability, secondary market liquidity, and broader market conditions (the “Utilization Rate”) by balancing expected yield against potential costs.

The Staking Services Provider will exercise no discretion as to the amount of the Trust’s ether to be staked or the timing of the Staking Activities. While the Trust may stake a maximum of 100% of its ether holdings, the amount of ether that remains unstaked is determined based on the Trust’s Utilization Rate analysis, and accordingly may vary from time to time. Based on Utilization Rate analysis applied to historical data, the Trust generally intends to stake between 40% and 70% of the ether it holds, although the amount of ether that is staked may be lesser or greater from time to time. The precise percentage to be staked will be based on the estimated liquidity needs of the Trust, as determined by the Sponsor. In determining how to stake the ether held by the Trust, and how much ether to stake, the Trust’s model operates on the following key parameters:

●	Unbonding period: The number of days required for unbonding staked assets as dictated by the Ethereum protocol;

●	ETF Historical redemption patterns: The historical percentages of cumulative drawdowns in redemptions during the bonding period for US listed ETFs and other similar instruments listed abroad;

●	Size of the Trust & Concentration: A trust with a high concentration of shareholders may have a higher percentage risk of redemption compared to a trust has a diversified shareholder base and a large number of assets under management;

●	Staking Services Provider performance: The model takes into account the performance, reliability, and reputation of staking services providers. This includes adherence to certain minimum operating standards, including monitoring their uptime, and slashing history; and

●	Market conditions monitoring: The model tracks market conditions, like regime shifts in momentum/liquidity, conditions of heightened demand or supply, network events and protocol changes, staking services provider risks.

The Trust intends to make available on its website the current percentage of the Trust’s ether being staked on a daily basis.

The rewards owed or paid to the Ether Custodians as compensation for the Staking Services Providers reduce the amount of ether rewards that are generated from the Trust’s Staking Program that are available in the assets of the Trust. Each Staking Services Provider that generates staking rewards will be entitled to compensation determined as a portion of the staking rewards, which is generally expected to be determined by a fixed percentage of the overall rewards amount (the “Staking Provider Consideration”). The portion of the consideration paid to the Sponsor for arranging for the staking of the Trust’s ether (the “Sponsor’s Staking Portion”) will be comprised of an aggregate of 25% of the gross proceeds generated from staking (“Staking Consideration”). Of the Sponsor’s Staking Portion, the Sponsor will pay the Staking Services Provider for their services under the Staking Services Agreement and the Trust’s ether custodians in connection with staking activities. The Trust will receive and retain the remainder of the gross Staking Consideration. Staking rewards will be added to the Trust’s assets and accrete to NAV, and NAV per share would be expected to increase. The Trust will not distribute its staking rewards directly to Shareholders.

The Sponsor has entered into a Master Infrastructure-As-A-Service Agreement (the “Staking Services Agreement”) with Coinbase Crypto Services, LLC, a Delaware limited liability company (“Coinbase Crypto”). Pursuant to that agreement, Coinbase Crypto will provide the Sponsor with certain services, including the following, on any network protocol and/or blockchain that is supported by Coinbase:

(i)	staking, validating, generating or approving blocks of transactions to be added to a particular blockchain, helping to secure the network or otherwise engaging with or participating on the supported network;

(ii)	support for eligible changes, improvements, extensions or other new versions thereof on the network; and

(iii)	development, upgrades, migration, integration, testing, conversion, monitoring, maintenance, consulting, or other services and deliverables.

The Staking Services Agreement with Coinbase Crypto has an initial term of two years, which automatically renews at the end of such a period.

Under the Staking Services Agreement, Coinbase Crypto may either act as a public validator or as a private dedicated validator in the Templated Solidity mempool (the “Tether Mempool”). The Trust may, from time to time, and at any time, engage additional staking providers besides Coinbase Crypto. The percentage of rewards to be paid to each such staking provider may vary and may be more or less than the amount paid by us to Coinbase Crypto. Rewards from staking will be shared, distributed and added to the assets of the Trust periodically. Specifically, staking rewards that accrue to the Trust on or before the calculation of the Trust’s end-of-day NAV will be added to the assets of the Trust, irrespective of whether the staked ether has been unbonded at such time.

Staking requires that the Trust lock up the staked ether and become subject to an unbonding period to unstake the staked ether, meaning that the Trust cannot transfer the staked ether during the time that the ether is staked and during which it is being unbonded. The historical average unbonding period for staked ether was 4.91 days for the one-year period ended on October 7, 2025. However, the unbonding period also may be longer than anticipated based on network activity.

Due to the time involved in “exiting” the staking process, there is a risk that the Trust could become unable to timely meet excessive redemption requests in amounts that are greater than the portion of the Trust’s ether that remains un-staked, leading to temporary delays in settlement and, in extreme scenarios, the temporary unavailability of the Trust’s redemption program. Moreover, any staked ether which must be un-staked in order to fulfill a redemption (to the extent such redemption cannot be fulfilled utilizing the portion of the Trust’s ether that has not been staked, or through another mechanism to manage liquidity in connection with Redemption Orders) will be un-staked only after the redemption request is approved by the Trust, the Sponsor executes an un-stake or withdrawal transaction through the Ether Custodians, and such transaction is processed by the Ethereum Network. The Staking Provider will not be able to transfer unstaked ether or Staking Provider Consideration to another address on the Ethereum network.

In addition, depending on the anticipated length of the unbonding period, the staked ether may be classified as illiquid under the Trust’s liquidity risk management program. In addition, if ether is determined to be a security under the Securities Act of 1933 (the “1933 Act”), it could be subject to significant constraints in terms of any transfer or disposal of such ether. In such event, the Trust may consider ether to be an “illiquid security”, which it defines as a security that the Trust reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the security.

There is no guarantee that the Trust will receive any rewards with respect to staked ether. Past rewards are not indicative of future returns. The staking rewards that the Trust may receive from staking ether, if any, may be affected by, among other factors:

●	the total amount of ether staked by users of the Ethereum Network;

●	the total amount of ether staked by the Trust;

●	changes to the Ethereum network as a result of protocol governance decisions;

●	changes to Validator fees set by the Validators, including the commission charged by the Staking Services Provider (if any);

●	halts, outages or other anticipated or unanticipated interruptions affecting the Ethereum network or third-party service providers involved in the staking of the Trust’s ether;

●	anticipated or unanticipated downtime by the Staking Services Provider;

●	loss or deprivation of ether as a result of a violation of the Ethereum Network’s rules by the Staking Services Provider;

●	Validators ceasing to be eligible to participate in the Ethereum network’s proof-of-stake protocol and earn rewards;

●	“bonding”, “unbonding” or other ether lock-up periods specified by the Ethereum network;

●	whether staking rewards are re-staked, either automatically by the Ethereum network or as part of the operational processes of the Trust or the Staking Services Provider; and

●	delays or other operational factors related to or otherwise impacting the Trust’s Staking Activities.

Selling or Redeeming Shares

When the Trust sells or redeems its Shares, ether will be transferred into or out of the Trust, as applicable, in exchange for blocks of 10,000 Shares (a “Basket”) that are based on the quantity of ether attributable to each Share of the Trust (net of accrued but unpaid Sponsor Fees (defined below) and any accrued but unpaid extraordinary expenses or liabilities).

Financial firms that are authorized to purchase Shares from or redeem Shares to the Trust (known as “Authorized Participants”) may purchase Shares in cash by depositing cash in the Trust’s account with the Cash Custodian. This will cause the Sponsor, on behalf of the Trust, to automatically instruct a designated third party, who is not an Authorized Participant but who may be an affiliate of an Authorized Participant and with whom the Sponsor has entered into an agreement on behalf of the Trust (each such third party, or the Prime Broker or Lender, as applicable, an “Ether Counterparty”), to (i) purchase the amount of ether equivalent in value to the cash deposit amount associated with the order and (ii) deposit the resulting ether amount in the Trust’s account with the Ether Custodians, resulting in the Transfer Agent crediting the applicable amount of Shares to the Authorized Participant. Authorized Participants may also purchase Shares in-kind. To purchase Shares in-kind, an Authorized Participant delivers, or arranges for the delivery by the Authorized Participant’s designated agent of, ether to the Trust’s account with the Ether Custodian in exchange for Shares.

When such an Authorized Participant redeems its Shares in cash, the Sponsor, on behalf of the Trust will direct the Ether Custodians to transfer ether to the Ether Counterparty, who will sell the ether to be executed, in the Sponsor’s reasonable efforts, at the Index price used by the Trust to calculate NAV, taking into account any spread, commissions, or other trading costs and deposit the cash proceeds of such sale in the Trust’s account with the Cash Custodian for settlement with the Authorized Participant. Any slippage incurred (including, but not limited to, any trading fees, spreads, or commissions, on a cash equivalent basis, will be the responsibility of the Authorized Participant and not of the Trust or Sponsor. Authorized Participants may also redeem Shares in-kind. When such an Authorized Participant redeems Shares in-kind, the Trust, through the Ether Custodian, will deliver ether to the Authorized Participant, or a designated agent thereof, in exchange for its Shares.

The Ether Counterparty is a designated third party with whom the Sponsor has entered into an agreement on behalf of the Trust that will deliver, receive or convert to U.S. dollars the ether related to the Authorized Participant’s cash creation or redemption orders. In connection with cash creation orders, the Trust will create Shares by receiving ether from an Ether Counterparty that is not the Authorized Participant, and the Trust — not the Authorized Participant — is responsible for selecting the Ether Counterparty to deliver the ether. Further, the Ether Counterparty will not be acting as an agent of the Authorized Participant with respect to the delivery of the ether to the Trust or acting at the direction of the Authorized Participant with respect to the delivery of the ether to the Trust. The Ether Counterparty is not contractually obligated to participate in cash orders for creations.

In connection with ether redemption orders, the Trust will redeem Shares by delivering ether to an Ether Counterparty that is not the Authorized Participant and the Trust — not the Authorized Participant — is responsible for selecting the Ether Counterparty to receive the ether. Further, the Ether Counterparty will not be acting as an agent of the Authorized Participant with respect to the receipt of the ether from the Trust.

As of the date of this Prospectus, the Authorized Participants are Jane Street Capital, LLC, Macquarie Capital (USA) Inc., ABN AMRO Clearing USA LLC and Virtu Americas LLC, among others. As of the date of this Prospectus, the Prime Broker, Coinbase, Inc., and the Lender, Coinbase Credit, Inc., serve as Ether Counterparties, among others. The Trust and/or Sponsor will bear the expense and risk of delivery and ownership of ether once such ether has been received by the Ether Custodians on behalf of the Trust and until transferred by the Ether Custodians on behalf of the Trust to the Ether Counterparty for conversion to cash.

All of the Trust’s ether is held by the Ether Custodians. The Transfer Agent (as defined below) will facilitate the processing of purchase and sale orders in Baskets to and from the Trust.

The Trust’s Service Providers

The Staking Services Provider

Coinbase Crypto Services, LLC serves as the Staking Services Provider to the extent the Sponsor determines to stake a portion of the Trust’s ether.

The Trust’s Fees and Expenses

On October 8, 2025, the Sponsor agreed to voluntarily waive the fee it receives from the Trust as compensation for the Sponsor’s services rendered to the Trust for a period of one year beginning on October 9, 2025 and ending on October 8, 2026.

Custody of the Trust’s Assets

Federal Income Tax Considerations

It is expected that an owner of Shares will be treated, for U.S. federal income tax purposes, as if they owned a proportionate share of the assets of the Trust. A shareholder will accordingly include in the computation of their taxable income their proportionate share of the income (including staking income, as applicable) and expenses realized by the Trust. Each sale or other disposition of ether by the Trust (including, under current Internal Revenue Service (“IRS”) guidance, the use of ether to pay expenses of the Trust) will give rise to gain or loss, and will therefore constitute a taxable event for Shareholders. See “United States Federal Income Tax Consequences — Taxation of U.S. Shareholders.”

Principal Investment Risks of an Investment in the Trust

An investment in the Trust involves a high degree of risk. Any investment made in the Trust may result in a total loss of the investment. There is no assurance that the Trust will generate a profit for investors. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 13.

Risks Associated with the Tax Treatment of Ether

●	Shareholders could incur a tax liability without an associated distribution of the Trust.

●	The tax treatment of ether and transactions involving ether for state and local tax purposes is not settled.

●	A hard “fork” of the Ethereum blockchain could result in Shareholders incurring a tax liability.

●	Ether staking may result in adverse tax consequences for Shareholders.

●	The treatment of staking in a grantor trust for U.S. federal income tax purposes is still developing.

RISK FACTORS

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this Prospectus, as well as information found in documents incorporated by reference in this Prospectus, before you decide to purchase any Shares. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in any periodic report, prospectus supplement, post-effective amendment or in other reports filed with the SEC in the future. See “Glossary of Defined Terms” for an explanation of certain industry and technical terms used in this Prospectus.

Risks Associated with Ether and the Ethereum Network

Moving from Proof-of-Work (PoW) to Proof-of-Stake (PoS) Consensus Mechanism.

In September 2022, the Ethereum network moved from a proof-of-work to a proof-of-stake mechanism called Serenity, or Ethereum 2.0. Unlike proof-of-work, in which miners expend computational resources to compete to validate transactions and are rewarded coins in proportion to the amount of computational resources expended, in proof-of-stake, validators risk or “stake” coins to compete to be randomly selected to validate transactions and are rewarded coins in proportion to the total amount of coins staked. Any malicious activity, such as disagreeing with the eventual consensus or otherwise violating protocol rules, results in the forfeiture or “slashing” of a portion of the staked coins. Should any of the Trust’s Staking Services Providers engage in malicious activity or perform poorly, then such Staking Services Providers may be blacklisted which could negatively impact the Trust’s abilities to engage in Staking Activities and/or otherwise result in the Trust earning reduced staking rewards. Proof-of-stake is viewed as more energy efficient and scalable than proof-of-work. There is no guarantee that the Ethereum community will embrace Ethereum 2.0, and the new protocol may never fully scale.

The possibility exists that Ethereum 2.0 may never achieve the goals of the Ethereum community, which may have a negative impact on the market value of ether, and consequently the NAV of the Trust.

~~The inability to recognize the economic benefit of Staking Activities could adversely impact an investment in the Trust.~~

~~Currently, neither the Trust, nor the Sponsor, nor the Ether Custodians, nor any other person associated with the Trust will, directly or indirectly, employ any portion of the Trust’s assets in actions where any portion of the Trust’s ether becomes subject to the Ethereum proof-of-stake validation or is used to earn additional ether or generate income or other earnings (“Staking Activities”). Accordingly, the Trust currently does not derive any income from, or receive any form of staking rewards of any kind in connection with, or otherwise recognize any economic benefit from, any Staking Activity. Upon receiving regulatory approval to do so, the Sponsor may, from time to time, stake a portion of the Trust’s ether on behalf of the Trust through one or more trusted staking providers.~~

~~Investors should be aware that investing in Shares of the Trust differs significantly from investing ether directly or in an investment strategy that involves the staking of ether. An investor in Shares of the Trust currently will not receive any additional income or ether rewards that they otherwise may receive from Staking Activity. Foregoing potential returns from Staking Activities could cause an investment in the Shares to deviate from that which would have been obtained by purchasing and holding ether directly by virtue of giving up staking as a source of return when an investor holds the Shares. This may adversely impact the value of an investment in Shares of the Trust.~~

Staking introduces a risk of loss of Ether, which could adversely affect the value of the Shares.

~~Currently, neither the Trust, nor the Sponsor, nor the Ether Custodians, nor any other person associated with the Trust will, directly or indirectly, employ and Staking Activities. Upon receiving regulatory approval to do so, the Sponsor may, from time to time, stake a portion of the Trust’s ether on behalf of the Trust through one or more trysted staking providers.~~

Staking introduces a risk of loss of Ether. None of the Trust’s assets, including potentially staked assets, are subject to the protections enjoyed by depositors or customers of institutions with FDIC or Securities Investor Protection Corporation membership. The Ethereum network imposes three types of sanctions for validator misbehavior or inactivity, which would result in a portion of staked ether being destroyed or “burned”: penalties, slashing and inactivity leaks.

A validator may face penalties if it fails to take certain actions, such as providing a timely attestation to a block proposed by another validator. Under this scenario, a validator’s staked ether could be burned in an amount equal to the reward to which it would have been entitled for performing the actions.

A more severe sanction (i.e., “slashing”) is imposed if a validator commits malicious acts related to the proposal or attestation of blocks with invalid transactions. Slashing can result in the validator having a portion of its staked ether immediately burned. After this initial slashing, the validator is queued for forceful removal from the Ethereum network’s validator “pool,” and more of the validator’s stake is burned over a period regardless of whether the validator makes any further slashable errors, at which point the validator is automatically removed from the validator pool.

Staked ether may also be burned through a process known as an “inactivity leak,” which is triggered if the Ethereum protocol has gone too long without finalizing a new block. For a new block to be successfully added to the blockchain, validators that account for at least two-thirds of all staked ether must agree on the validity of a proposed block. This means that if validators representing more than one-third of the total staked ether are offline, no new blocks can be finalized. To prevent this, an inactivity leak causes the ether staked by the inactive validators to gradually “bleed away” until these inactive validators represent less than one-third of the total stake, thereby allowing the remaining active validators to finalize proposed blocks. This provides a further incentive for validators to remain online and continue performing validation activities.

There can be no guarantee that penalties, slashing or inactivity leaks and resulting losses will not occur as a result of the Staking Activities, if they are undertaken. Furthermore, a staking provider’s liability to the Trust is limited, and a staking provider may lack the assets or insurance in order to support the recovery of any losses incurred. There can be no guarantee that the Trust would recover any of its staked assets, or the value thereof, if it is subject to sanctions imposed by the Ethereum network.

Staked ether tokens will be inaccessible for a variable period of time, determined by a range of factors, which could result in certain liquidity risk to the Trust.

~~Upon receiving regulatory approval to do so, the~~ The Sponsor may, from time to time, stake a portion of the Trust’s ether on behalf of the Trust through one or more ~~trusted staking providers~~ Staking Services Providers. Under current Ethereum network protocols, staked ether tokens are permitted to be un-staked by the holder of such ether tokens. However, as part of the “activating” and “exiting” processes of staking, staked ether tokens will be inaccessible for a variable period of time determined by a range of factors, including network congestion, resulting in certain liquidity risks that the Sponsor plans to manage.

“Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the Ethereum network’s proof-of-stake consensus protocol. “Exit” is the request to exit from the active set and no longer participate in the Ethereum Network’s proof-of-stake consensus protocol. As part of these “activating” and “exiting” processes of staking on the Ethereum network, any staked ether will be inaccessible for a period of time. The duration of activating and exiting periods are dependent on a range of factors, including network conditions. However, depending on demand, un-staking can take between hours, days or weeks to complete. This can result in certain liquidity risk to the Trust, which the Sponsor will seek to manage through a range of risk management methods.

Even in the event the Trust is then permitted to operate an ongoing redemption program due to the time involved in “exiting” the staking process there is a risk that the Trust could become unable to timely meet excessive redemption requests in amounts that are greater than the portion of the Trust’s ether that remains un-staked, leading to temporary delays in settlement and, in extreme scenarios, the temporary unavailability of the Trust’s redemption program. Moreover, any staked ether which must be un-staked in order to fulfill a redemption (to the extent such redemption cannot be fulfilled utilizing the portion of the Trust’s ether that has not been staked) will be un-staked only after the redemption request is approved by the Trust, the Sponsor executes an un-stake or withdrawal transaction, and such transaction is processed by the Ethereum Network. The ~~staking provider~~ Staking Services Provider will not be able to change the addresses on the Ethereum network to which staked ether is to be withdrawn or to which ether rewards shall be sent.

The Trust will be dependent on third parties to effectively execute the Trust’s Staking Activities.

~~As the Sponsor currently anticipates that Staking may be carried out by the Custodian, its affiliates, or third-party staking providers, the amount of staking rewards that the Trust’s staking activity will generate will be dependent on the performance of the staking provider, including the adequacy and reliability of the hardware and software utilized by the staking provider. If the staking providers experience service outages or otherwise are unable to optimally execute the staking of the Trust’s Ether, the Trust’s staking rewards may be adversely affected.~~

The amount of staking rewards that the Trust’s staking activity will generate will be dependent on the performance of the Staking Services Providers, including the adequacy and reliability of the hardware and software utilized by the Staking Services Providers. If the Staking Services Providers experience service outages or otherwise are unable to optimally execute the staking of the Trust’s Ether, the Trust’s staking rewards may be adversely affected.

The Trust will not stake its ether until it has determined that the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for tax purposes, which could harm the value of the Shares.

The Trust’s investment objective is to seek to track the performance of ether, as measured by the performance of the Pricing Benchmark adjusted for the Trust’s expenses and other liabilities, and to reflect rewards from staking a portion of the Trust’s ether, to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for tax purposes. If the Sponsor determines the Trust is not able to so carry out staking activities, the Trust may cease some or all of its staking activities. Staking on the Ethereum network involves delegating ether to validators and carries risks discussed further below. Staked ether may be subject to community-determined penalties for validator misbehavior, or slashing. If the Staking Provider causes the Trust’s staked ether to be subject to such slashing losses, the Trust could suffer losses of the staked ether. Additionally, the staking process includes protocol-defined warm-up, activation and withdrawal periods, during which staked ether is temporarily locked and inaccessible. These phases affect when ether begins earning rewards, participates in consensus and becomes available for transfer or redelegation.

The Staking Provider will stake the Trust’s ether as the node operator and will operate a validator node to stake the Trust’s ether. The Staking Provider will perform its staking services in collaboration with the Ether Custodians, as the ether will be staked directly from the Trust’s ether accounts with the Ether Custodians. The Trust will maintain control of the ether while it is staked because it will remain in the Trust’s account with the Ether Custodians (i.e., it will be kept in a separate account for which the Trust is the beneficial and record owner and will not be commingled with other parties’ accounts with the Ether Custodians). Staking will be a passive activity for the Trust, as it will not operate its own staking program. The Trust’s role will be limited to evaluating and contracting with one or more Staking Providers and instructing the Staking Provider on when to stake and/or unstake the Trust’s ether.

The rewards owed or paid to the Ether Custodians as compensation for the Staking Services Providers reduce the amount of ether rewards that are generated from the Trust’s Staking Program that are available as the assets of the Trust. Each Staking Services Provider that generates staking rewards will be entitled to Staking Provider Consideration. The portion of the consideration paid to the Sponsor for arranging for the staking of the Trust’s ether (the “Sponsor’s Staking Portion”) will be comprised of an aggregate of 25% of the gross proceeds generated from staking (“Staking Consideration”). Of the Sponsor’s Staking Portion, the Sponsor will pay the Staking Services Provider for their services under the Staking Services Agreement and the Trust’s ether custodians in connection with staking activities. The Trust will receive and retain the remainder of the gross Staking Consideration. The staking rewards earned by the Trust will accrue to the Trust’s account with the Ether Custodians and will generally be staked in the same way as the Trust’s already staked ether. Block rewards and transaction fees are not considered staking rewards and will not accrete to the Trust.

The Trust may be negatively impacted by Staking Activities.

The Ethereum network uses a proof-of-stake consensus mechanism to secure and operate the network, meaning that the voting power of a validator in the network is determined by the amount of stake delegated to them by ether token holders. In proof-of-stake, validators risk or “stake” coins to compete to be randomly selected to validate transactions and are rewarded coins in proportion to the total amount of coins staked. The more stake delegated to a validator, the more voting power they have, the higher the likelihood is that the validator will be selected to propose and validate blocks and the higher the associated reward will be. This, in turn, leads to higher ether earnings for the ether tokenholders who chose to stake with the validator in question.

If an ether tokenholder chooses to engage in staking, they must either choose a specific validator to stake with or have sufficient ether to be selected as a validator by the Ethereum network themselves. The choice of validator can potentially impact the amount of staking rewards the tokenholder receives. The factors determining this amount include, but are not limited to:

●	Validator commission rate: a validator can choose to set a non-zero commission rate specifying the percentage of staking rewards they are taking from the stakers. For example, if a validator has a commission rate of 10%, then 10% of such staker’s staking rewards are given to the validator.

●	Validator performance: a validator with bad performance will receive reduced staking rewards for the applicable period, and ether tokenholders who have delegated their stake to such validator will also receive reduced rewards for such period when they withdraw their stake from such validator.

If any Staking Services Provider experiences operational or other difficulties, terminates their services, fails to comply with regulations, raises their prices or disputes key intellectual property rights sold or licensed to, the Trust, the Trust could suffer losses. The Trust may also suffer the consequences of such Staking Services Provider’s mistakes. For example, if the Trust’s Ether Custodians or Staking Services Provider selected to act as validators fail to behave as expected, default, fail to perform, suffer cybersecurity attacks, experience security issues or encounter other problems, the assets of the Trust may be irretrievably lost. The failure or capacity restraints of vendors and services, a cybersecurity breach involving any service providers or the termination or change in terms or price or commission rate of a vendor, third-party software license or service agreement on which the Trust relies, could disrupt the Trust’s Staking Activities or cause losses. Replacing any Staking Services Provider or addressing other issues with vendors and service providers could entail significant delay, expense and disruption for the Trust. As a result, if these vendors and service providers experience difficulties, are subject to cybersecurity breaches, terminate their services, dispute the terms of intellectual property agreements or raise their prices, and the Sponsor is unable to replace them with other vendors and service providers, particularly on a timely basis, the Trust’s Staking Activities could be interrupted or disrupted, and the Trust could suffer a loss.

The Ethereum network dictates requirements for participation in the network’s protocols and may reduce rewards if the relevant activities are not performed correctly. Malicious or poorly performing validators may also be “blacklisted”, meaning that ether tokenholders may decide to no longer delegate stake to such actors thereby resulting in such actors not being selected to validate and they would therefore be unable to receive staking rewards therefrom. Should any of the Trust’s Staking Services Providers engage in malicious activity or perform poorly, then such Staking Services Providers may be blacklisted which could negatively impact the Trust’s abilities to engage in Staking Activities and/or otherwise result in the Trust earning reduced staking rewards.

Staking requires that the Trust lock up the staked ether and become subject to an unbonding period to unstake the staked ether, meaning that the Trust cannot transfer the staked ether during the time that the ether is staked and during which it is being unbonded. The unbonding period may be longer than anticipated based on network activity. Note that the duration of the bonding period may depend on a range of factors including network load.

Due to the time involved in “exiting” the staking process, there is a risk that the Trust could become unable to timely meet excessive redemption requests in amounts that are greater than the portion of the Trust’s ether that remains un-staked, leading to temporary delays in settlement and, in extreme scenarios, the temporary unavailability of the Trust’s redemption program. Moreover, any staked ether which must be un-staked in order to fulfill a redemption (to the extent such redemption cannot be fulfilled utilizing the portion of the Trust’s ether that has not been staked, or through another mechanism to manage liquidity in connection with Redemption Orders) will be un-staked only after the redemption request is approved by the Trust, the Sponsor executes an un-stake or withdrawal transaction through the Ether Custodians, and such transaction is processed by the Ethereum network. The Staking Provider will not be able to transfer unstaked ether or Staking Provider Consideration to another address on the Ethereum network.

In addition, depending on the anticipated length of the unbonding period, the staked ether may be classified as illiquid under the Trust’s liquidity risk management program. In addition, if ether is determined to be a security under the 1933 Act, it could be subject to significant constraints in terms of any transfer or disposal of such ether. In such event, the Trust may consider ether to be an “illiquid security”, which it defines as a security that the Trust reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the security.

Rewards for staked ether may be accrued even before the staked ether is unbonded. Once accrued, such ether rewards are considered part of the Trust’s assets, even if unbonding has not occurred. The Sponsor and the Trust will manage liquidity in accordance with the Trust’s liquidity risk policies and procedures and will monitor staking and bonding/unbonding activity closely on a daily basis. For more information on the Trust’s liquidity risk policies and procedures, see “Staking of the Trust’s Assets—Liquidity Risk Policies and Procedures.”

There is no guarantee that the Trust will receive any rewards with respect to staked ether. Past rewards are not indicative of future returns. The staking rewards that the Trust may receive from staking ether, if any, may be affected by, among other factors:

●	the total amount of ether staked by users of the Ethereum network;

●	the total amount of ether staked by the Trust;

●	changes to the Ethereum network as a result of protocol governance decisions;

●	changes to validator fees or commission rates set by the validators, including the commission charged by the Staking Services Provider (if any);

●	halts, outages or other anticipated or unanticipated interruptions affecting the Ethereum network or third-party service providers involved in the staking of the Trust’s ether;

●	anticipated or unanticipated downtime by the Staking Services Provider;

●	loss or deprivation of ether as a result of a violation of the Ethereum network’s rules by the Staking Services Provider;

●	validators ceasing to be eligible to participate in the Ethereum network’s proof-of-stake protocol and earn rewards;

●	“bonding”, “unbonding” or other ether lock-up periods specified by the Ethereum network; and

●	delays or other operational factors related to or otherwise impacting the Trust’s Staking Activities.

The Staking Provider may not optimally execute the staking activities.

The Trust relies on the resources of the Staking Provider to facilitate the Sponsor’s staking activities. The Staking Provider will provide the hardware, software and services necessary to stake the ether from a validator node. The hardware and software utilized by the Staking Provider may prove to be inadequate to maximize the Trust’s staking revenue. The Trust is dependent on the hardware, software and services of the Staking Provider to effectively execute the staking activities. The Sponsor will have no ability to supervise or direct the conduct of the Staking Provider.

In addition, the Staking Provider Consideration will be paid from the proceeds of the staking program received by the Trust. The payment of the Staking Provider Consideration will reduce the portion of the staking rewards generated by the staking activities that are actually retained by the Trust. Accordingly, the staking rewards actually retained by the Trust will likely be less than what the Trust would retain if the Sponsor were to administer its own staking activities without the assistance of third-party service providers.

The Trust may vary the amount of ether to be staked and the rewards received may accordingly change from time to time.

While the Trust may stake a maximum of 100% of its ether holdings, the amount of ether that remains unstaked is determined based on the Trust’s Utilization Rate analysis, and accordingly may vary from time to time. Based on Utilization Rate analysis applied to historical data, the Trust generally intends to stake between 40% and 70% of the ether it holds, although the amount of ether that is staked may be lesser or greater from time to time. The precise percentage to be staked will be based on the estimated liquidity needs of the Trust, as determined by the Sponsor. Accordingly, changes in the percentage of ether holdings that are staked could impact the value of Shares held by investors.

Validators may suffer losses due to staking, which could make the Ethereum network less attractive.

Validation on the Ethereum network requires ether to be transferred into smart contracts on the underlying blockchain networks not under the Trust’s or anyone else’s control. If the Ethereum network source code or protocol fail to behave as expected, suffer cybersecurity attacks or hacks, experience security issues, or encounter other problems, such assets may be irretrievably lost. In addition, the Ethereum networks dictate requirements for participation in validation activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker acts maliciously on the network, “double signs” any transactions, or experience extended downtimes. Such penalties include the reduction of staking rewards for malicious actors and poorly performing validators and the “blacklisting” of such actors which may result in ether tokenholders no longer delegating their stakes to such actors thereby resulting in such actors not being selected to validate in the future. Should any of the Trust’s Staking Services Providers engage in malicious activity or perform poorly, then such Staking Services Providers may be blacklisted which could negatively impact the Trust’s abilities to engage in Staking Activities and/or otherwise result in the Trust earning reduced staking rewards. If validators’ staked ether are slashed by the Ethereum network, their assets may be confiscated, withdrawn, or burnt by the network, resulting in losses to them. Furthermore, the Ethereum network requires the payment of base fees and the practice of paying tips is common, and such fees can become significant as the amount and complexity of the transaction grows, depending on the degree of network congestion and the price of ether. Any cybersecurity attacks, security issues, hacks, penalties, slashing events, or other problems could damage validators’ willingness to participate in validation, discourage existing and future validators from serving as such, and adversely impact the Ethereum network’s adoption or the price of ether. Any disruption of validation on the Ethereum network could interfere with network operations and cause the Ethereum network to be less attractive to users and application developers than competing blockchain networks, which could cause the price of ether to decrease.

The Sponsor’s receipt of a portion of staking rewards may create conflicts of interest.

The Sponsor’s Staking Portion will be comprised of an aggregate of 25% of the Staking Consideration. Of the Sponsor’s Staking Portion, the Sponsor will pay the Staking Services Provider for their services under the Staking Services Agreement and the Trust’s ether custodians in connection with staking activities. The Trust will receive and retain the remainder of the gross Staking Consideration. This arrangement creates a financial incentive for the Sponsor to maximize the amount of ether staked by the Trust, as higher levels of staked ether would generally result in greater staking rewards to the Sponsor. However, the Sponsor’s interest in maximizing staking rewards may conflict with the Trust’s need to maintain sufficient liquid ether to meet redemption requests and other operational requirements. If the Sponsor directs the Trust to stake excessive amounts of ether relative to the Trust’s liquidity needs, the Trust could become unable to timely meet redemption requests in amounts that are greater than the portion of the Trust’s ether that remains unstaked, leading to temporary delays in settlement and, in extreme scenarios, the temporary unavailability of the Trust’s redemption program.

While the Trust’s staking policies are designed to balance expected yield against potential risks and is based on various factors including historical redemption patterns and liquidity analysis, the Sponsor has sole discretion in determining the amount of ether to stake. Shareholders have no ability to influence or override the Sponsor’s determinations regarding staking levels. The Sponsor’s financial interest in staking rewards may cause it to prioritize staking income over maintaining adequate liquidity reserves, particularly during periods when staking yields are attractive relative to the costs and risks of maintaining liquid ether reserves.

Any inability to meet redemption requests in a timely manner due to excessive staking could harm Authorized Participants’ ability to effectively arbitrage the Trust’s Shares, potentially causing the Shares to trade at significant premiums or discounts to NAV. This could result in Shareholders being unable to exit their positions at fair value or being forced to accept delays in redemption processing, either of which could cause substantial losses to Shareholders.

Tax Risk

The ongoing activities of the Trust may generate tax liabilities for Shareholders.

It is expected that each Shareholder will include in the computation of their taxable income their proportionate share of the taxable income and expenses of the Trust, including gains and losses realized in connection with the use of ether to pay Trust expenses or facilitate redemption transactions, as well as any amounts received in connection with staking, as applicable. The Trust does not anticipate making distributions to Shareholders, so any tax liability that a Shareholder incurs as a result of holding Shares will need to be satisfied from some other source of funds. If a Shareholder sells Shares in order to raise funds to satisfy such a tax liability, the sale itself may generate additional taxable gain or loss.

Ether staking may result in adverse tax consequences for Shareholders.

To the extent the Sponsor determines to stake a portion of the Trust’s ether, the staking of the Trust’s ether is expected to result in the Trust’s receipt of amounts received in connection with staking in the form of additional ether. Any such rewards are expected to be treated as ordinary income for U.S. federal income tax purposes. Thus, the Trust’s receipt of rewards derived from ether staking activities could result in beneficial owners of Shares incurring tax liability without an associated distribution from the Trust. Additionally, the Trust’s receipt of amounts received in connection with staking could have implications for investors sensitive to unrelated business taxable income, U.S. withholding taxes or taxable income effectively connected with a U.S. trade or business. The U.S. federal income tax treatment of staking may change from that described in this Prospectus, possibly with retroactive effect.

The treatment of staking in a grantor trust for U.S. federal income tax purposes is still developing.

As a grantor trust, the Trust can undertake only certain types of activities. For example, generally, the Trust cannot vary its investment portfolio to take advantage of market fluctuations. The Trust may receive income from investment activities that do not require such decision-making. The federal income tax treatment of staking for grantor trust purposes is uncertain pending additional IRS guidance. If the Trust were viewed as undertaking the types of activities that would not be allowable for U.S. federal income tax purposes, then the Trust could lose its income tax status as a grantor trust, and the Trust could be reclassified as a partnership. If the Trust were reclassified as a partnership, a more complex reporting regime would apply, and Shareholders would receive a Form K-1. If the Trust were reclassified as a partnership but did not satisfy a safe harbor or exception to the publicly traded partnership rules, it could be reclassified as a corporation, which would subject the Trust to corporate level tax, and the Shareholder’s return on investment would likely be affected.

THE TRUST AND ETHER PRICES

Staking

Staking requires that the Trust lock up the staked ether and become subject to an unbonding period to unstake the staked ether, meaning that the Trust cannot transfer the staked ether during the time that the ether is staked and during which it is being unbonded. The unbonding period also may be longer than anticipated based on network activity. Note that the duration of the bonding period may depend on a range of factors including network load.

Due to the time involved in “exiting” the staking process, there is a risk that the Trust could become unable to timely meet excessive redemption requests in amounts that are greater than the portion of the Trust’s ether that remains un-staked, leading to temporary delays in settlement and, in extreme scenarios, the temporary unavailability of the Trust’s redemption program. Moreover, any staked ether which must be un-staked in order to fulfill a redemption (to the extent such redemption cannot be fulfilled utilizing the portion of the Trust’s ether that has not been staked, or through another mechanism to manage liquidity in connection with Redemption Orders) will be un-staked only after the redemption request is approved by the Trust, the Sponsor executes an un-stake or withdrawal transaction through the Custodian, and such transaction is processed by the Ethereum Network. The Staking Provider will not be able to transfer unstaked ether or Staking Provider Consideration to another address on the Ethereum network.

In addition, depending on the anticipated length of the unbonding period, the staked ether may be classified as illiquid under the Trust’s liquidity risk management program. In addition, if ether is determined to be a security under the 1933 Act, it could be subject to significant constraints in terms of any transfer or disposal of such ether. In such event, the Trust may consider ether to be an “illiquid security”, which it defines as a security that the Trust reasonably expects cannot be sold or disposed of in current market conditions in seven calendar days or less without the sale or disposition significantly changing the market value of the security.

Rewards for staked ether may be accrued in a period even before the staked ether is unbonded. Once accrued, such ether rewards are considered part of the Trust’s assets, even if unbonding has not occurred. The Sponsor and the Trust will manage liquidity in accordance with the Trust’s liquidity risk policies and procedures and will monitor staking and bonding/unbonding activity closely on a daily basis. For more information on the Trust’s liquidity risk policies and procedures, see “Staking of the Trust’s Assets—Liquidity Risk Policies and Procedures.”

ADDITIONAL INFORMATION ABOUT THE TRUST

The Trust’s Fees and Expenses

On October 8, 2025, the Sponsor agreed to voluntarily waive the fee it receives from the Trust as compensation for the Sponsor’s services rendered to the Trust for a period of one year beginning on October 9, 2025 ending on October 8, 2026.

THE TRUST’S SERVICE PROVIDERS

Staking Services Provider

Coinbase Crypto Services, LLC serves as the Staking Services Provider to the extent the Sponsor determines to stake a portion of the Trust’s ether.

CUSTODY OF THE TRUST’S ASSETS

Ether held in the Trust’s account with the Ether Custodians is the property of the Trust. The Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, including staked assets, nor will the Trust’s assets, including staked assets, serve as collateral for any loan or similar arrangement, other than in connection with the Post-Trade Financing Agreement (as defined below). The Trust will not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective.

STAKING OF THE TRUST’S ASSETS

The Trust’s staking model aims to maximize the portion of the Trust’s ether available for staking while controlling for liquidity and redemption risks. The model determines an optimal Utilization Rate by balancing expected yield against potential costs (including borrowing costs during redemptions, assuming we have access to suitable credit).

The Staking Services Provider will exercise no discretion as to the amount of the Trust’s ether to be staked or the timing of the Staking Activities. While the Trust may stake a maximum of 100% of its ether holdings, the amount of ether that remains unstaked is determined based on the Trust’s Utilization Rate analysis, and accordingly may vary from time to time. Based on Utilization Rate analysis applied to historical data, the Trust generally intends to stake between 40% and 70% of the ether it holds, although the amount of ether that is staked may be lesser or greater from time to time. The precise percentage to be staked will be based on the estimated liquidity needs of the Trust, as determined by the Sponsor. In determining how to stake the ether held by the Trust, and how much ether to stake, the Trust’s model operates on the following key parameters:

●	Unbonding period: The number of days required for unbonding staked assets as dictated by the Ethereum protocol;

●	ETF Historical redemption patterns: The historical percentages of cumulative drawdowns in redemptions during the bonding period for US listed ETFs and other similar instruments listed abroad;

●	Size of the Trust & Concentration: A trust with a high concentration of shareholders may have a higher percentage risk of redemption compared to a trust has a diversified shareholder base and a large number of assets under management;

●	Staking Services Provider performance: The model takes into account the performance, reliability, and reputation of staking services providers. This includes adherence to certain minimum operating standards, including monitoring their uptime, and slashing history; and

●	Market conditions monitoring: The model tracks market conditions, like regime shifts in momentum/liquidity, conditions of heightened demand or supply, network events and protocol changes, staking services provider risks.

The Trust intends to make available on its website the current percentage of the Trust’s ether being staked on a daily basis.

The rewards owed or paid to the Ether Custodians as compensation for the Staking Services Providers reduce the amount of ether rewards that are generated from the Trust’s Staking Program that are available in the assets of the Trust. Each Staking Services Provider that generates staking rewards will be entitled to compensation determined as a portion of the staking rewards, which is generally expected to be determined by a fixed percentage of the overall rewards amount (the “Staking Provider Consideration”). The Sponsor’s Staking Portion will be comprised of an aggregate of 25% of the Staking Consideration. Of the Sponsor’s Staking Portion, the Sponsor will pay the Staking Services Provider for their services under the Staking Services Agreement and the Trust’s ether custodians in connection with staking activities. The Trust will receive and retain the remainder of the gross Staking Consideration. Staking rewards will be added to the Trust’s assets and accrete to NAV, and NAV per share would be expected to increase. The Trust will not distribute its staking rewards directly to Shareholders.

The Sponsor has entered into the Staking Services Agreement with Coinbase Crypto. Pursuant to that agreement, Coinbase Crypto will provide the Sponsor with certain services, including the following, on any network protocol and/or blockchain that is supported by Coinbase:

(i)	staking, validating, generating or approving blocks of transactions to be added to a particular blockchain, helping to secure the network or otherwise engaging with or participating on the supported network;

(ii)	support for eligible changes, improvements, extensions or other new versions thereof on the network; and

(iii)	development, upgrades, migration, integration, testing, conversion, monitoring, maintenance, consulting, or other services and deliverables.

The Staking Services Agreement with Coinbase Crypto has an initial term of two years which, automatically renews at the end of such a period. Under the Staking Services Agreement, Coinbase Crypto may either act as a public validator or as a private dedicated validator in the Tether Mempool. The Trust may, from time to time, and at any time, engage additional staking providers besides Coinbase Crypto. The percentage of rewards to be paid to each such staking provider may vary and may be more or less than the amount paid by us to Coinbase Crypto. Rewards from staking will be shared, distributed and added to the assets of the Trust periodically. Specifically, staking rewards that accrue to the Trust on or before the calculation of the Trust’s end-of-day NAV will be added to the assets of the Trust, irrespective of whether the staked ether has been unbonded at such time.

Liquidity Risk Policies and Procedures

The Trust balances earning staking rewards with maintaining liquidity to meet redemptions. To do so, the Sponsor sets a target range for the portion of assets staked (“Utilization Rate” or “UR”), which is based on factors including lock-up periods, historical and stressed redemption activity, Trust size, projected staking yields, staking provider reliability, secondary market liquidity, and broader market conditions. The Trust’s target UR range is determined by analyzing a broad set of factors, including:

●	protocol-specific lock-up or unbonding periods, and whether such periods are fixed or variable;

●	the Trust’s historical redemption activity during comparable lock-up horizons;

●	drawdowns observed in correlated assets under similar timeframes;

●	the size of the Trust’s assets under management;

●	the concentration and distribution of the investor base;

●	expected staking yields and how they evolve over time;

●	the reliability and performance of staking providers, including uptime and slashing history;

●	secondary market indicators such as share trading volume, bid-ask spreads, and premiums/discounts; and

●	broader forward-looking market conditions, including liquidity regimes, network events, and protocol upgrades.

Staked assets may be considered restricted during their unbonding period, while unstaked assets remain, and are considered, liquid. We monitor these factors daily under both normal and stressed market conditions. If redemption activity pushes the staked portion above our target range, we will initiate un-staking to bring the Trust back within its liquidity parameters.

The Trust has written liquidity risk policies and procedures reasonably designed to address the redemption risks specified in the generic listing standards. In accordance with the generic listing standards, those liquidity policies address:

●	the Trust’s investment strategy and liquidity of the Trust’s assets during normal and stressed conditions, including holdings in derivatives and whether the investment strategy is appropriate for effective and efficient arbitrage;

●	holdings of cash and cash equivalents, as well as borrowing arrangements and other funding sources; and

●	the percentage and description of the Trust’s assets that are segregated, pledged, hypothecated, encumbered, or otherwise restricted or prevented from being liquidated, sold, transferred, or assigned.

The Trust is permitted to hold only the underlying ether, but to the extent the Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk, such as, without limitation, the risk of jeopardizing the Trust’s ability to qualify as a grantor trust for tax purposes, the Trust may enter into derivatives, cash and cash equivalents and borrowing arrangements and other funding sources.

Prime BRoker

Other than in connection with the Post-Trade Financing Agreement, (1) the Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, including staked assets, nor will the Trust’s assets, including staked assets, serve as collateral for any loan or similar arrangement, other than in connection with the Post-Trade Financing Agreement; and (2) the Trust will not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective.

CREATION AND REDEMPTION OF SHARES

Creation Procedures

Ether held in the Trust’s account with the Ether Custodians is the property of the Trust. The Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, including staked assets, nor will the Trust’s assets, including staked assets, serve as collateral for any loan or similar arrangement, other than in connection with the Post-Trade Financing Agreement.

Redemption Procedures

Ether held in the Trust’s account with the Ether Custodians is the property of the Trust. The Trust, the Sponsor and the service providers will not loan or pledge the Trust’s assets, including staked assets, nor will the Trust’s assets, including staked assets, serve as collateral for any loan or similar arrangement, other than in connection with the Post-Trade Financing Agreement.

OTHER MATERIAL CONTRACTS

Staking Services Agreement

Pursuant to the Staking Services Agreement, the Staking Services Provider is generally responsible for providing blockchain-network infrastructure and related services to the Trust. The Staking Services Provider’s obligations include (i) maintaining full nodes for each supported blockchain network; (ii) processing Trust transactions to the applicable network; (iii) monitoring network health and performance and notifying the Trust and Sponsor of any service interruptions or degradations; and (iv) providing diagnostic, corrective and development support as reasonably requested by the Trust and Sponsor.

The Staking Services Agreement will remain in effect until terminated by either party upon sixty (60) days’ prior written notice to the other party, subject to any “unbonding period” or other limitations imposed by the applicable supported blockchain network protocol. The Staking Services Agreement may be terminated (in whole, or in respect of any Order Schedule) by a party (a) if the other party materially breaches a provision of the Staking Services Agreement and fails to cure such breach within ten (10) days (five (5) days in the case of non-payment) after receiving written notice of such breach from the non-breaching party or (b) immediately upon written notice if the other party (i) is in material breach of any applicable law or regulation or (ii) is or becomes subject to any bankruptcy, insolvency, or similar proceeding or makes an assignment for the benefit of creditors. Upon expiration or termination, all accrued payment and other obligations survive.

The Trust has agreed to indemnify, defend and hold harmless the Staking Services Provider and its affiliates, and their respective officers, directors, employees and agents from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) related to: (i) any claim or action that arises from or relates to the Trust’s breach of any material representation or warranty made under the Staking Services Agreement; (ii) any claim or action brought by a third party that is related to or arises from the Trust’s (including its affiliates, authorized users, representatives and end users) (a) breach of any material obligation under the Staking Services Agreement; (b) unauthorized or improper use of the Staking Services Provider’s services; or (c) gross negligence or intentional misconduct, including but not limited to any failure to abide by applicable law or regulatory requirements as reasonably known by the industry at the time the acts in question are committed; (iii) arising from or related to a breach of applicable privacy or data protection laws with respect to the Trust’s end users, except to the extent caused by the Staking Service Provider’s gross negligence or intentional misconduct; and (iv) any tax liability, including penalties, duties and interest levied by any government on the Participatory Rewards (other than taxes based on Coinbase’s net income).

The Staking Services Provider has agreed to defend, indemnify and hold harmless the Trust and its affiliates, officers, directors, employees, agents, shareholders, successors and permitted assigns from and against any and all settlement amounts or direct damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of any third-party claim that (a) that the Staking Services Provider’s platform infringes a valid U.S. patent, or other U.S. intellectual property right of such third party, unless arising from or related to, in whole or in part, the Sponsor’s gross negligence, intentional misconduct or misuse of the Staking Services Provider’s platform; or (b) directly caused by the gross negligence or intentional misconduct of, including failure to abide by applicable law or regulatory requirements as reasonably known by the industry at the time the acts in question are committed.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Taxation of the Trust

The Sponsor and the Trustee will treat the Trust as a “grantor trust” for U.S. federal income tax purposes. As a grantor trust, the Trust can undertake only certain types of activities. For example, generally, the Trust cannot vary its investment portfolio to take advantage of market fluctuations. The Trust may receive income from investment activities that do not require such decision-making. If staking is treated for U.S. federal income tax purposes as a passive ministerial and administrative activity, it should be permissible for the Trust. In the opinion of Dechert LLP, although not free from doubt due to the lack of directly governing authority, ~~if the Trust operates as expected,~~ the Trust should be classified as a “grantor trust” for U.S. federal income tax purposes (and the following discussion assumes such classification).

The Trust intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a grantor trust. Because the treatment of staking in a grantor trust is still developing, there remains a risk of adverse regulatory or legal determinations that could affect the tax treatment of the Trust as a grantor trust or affect the Trust’s operations. The opinion of Dechert LLP is based on various assumptions and representations relating to the Trust’s organization, operation, assets, activities, and income, including that all such assumptions representations on which the opinion is based and all other factual information set forth in the relevant documents, records, and instruments are true and correct, that all actions described in this offering are completed in a timely fashion and that the Trust will at all times operate in accordance with the method of operation described in the Trust’s organizational documents and this offering.

The opinion of Dechert LLP is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions herein and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the Sponsor nor the Trustee will request a ruling from the IRS with respect to the classification of the Trust for U.S. federal income tax purposes or with respect to any other matter. If the IRS were to assert successfully that the Trust is not classified as a “grantor trust,” the Trust would likely be classified as a partnership for U.S. federal income tax purposes, which may affect the timing and other tax consequences to the Shareholders. Under such circumstances, the Trust might be classified as a publicly traded partnership that would be taxable as a corporation for U.S. federal income tax purposes, in which case the Trust would be taxed in the same manner as a corporation on its taxable income and distributions to Shareholders out of the earnings and profits of the Trust would be taxed to Shareholders as ordinary dividend income. However, due to the uncertain treatment of digital currency for U.S. federal income tax purposes, there can be no assurance in this regard. Except as otherwise indicated, the remainder of this discussion assumes that the Trust is classified as a grantor trust for U.S. federal income tax purposes.

Taxation of U.S. Shareholders

To the extent the Sponsor determines to stake a portion of the Trust’s ether, if the Trust were to receive staking rewards, any such staking rewards received by the Trust is expected to be treated as taxable income and reportable to Shareholders based on the Trust’s interpretation of current IRS guidance. The Trust’s receipt of amounts received in connection with staking could have implications for investors sensitive to unrelated business taxable income. Such investors should consult their own tax advisers as to the tax consequences from these activities.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences under the laws of such jurisdiction (or any other jurisdiction other than the United States in which they are subject to taxation) of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

To the extent the Sponsor determines to stake a portion of the Trust’s ether, the Trust’s receipt of amounts received in connection with staking could be subject to U.S. withholdings at source or have implications for investors sensitive to taxable income effectively connected with a U.S. trade or business. Such investors should consult their own tax advisers as to the tax consequences from these activities.

APPENDIX A

GLOSSARY OF DEFINED TERMS

In this Prospectus, each of the following terms have the meanings set forth after such term:

“Advisers Act”: The Investment Advisers Act of 1940.

“1933 Act”: The Securities Act of 1933.

“1940 Act”: Investment Company Act of 1940.

“Administrator”: The Bank of New York Mellon.

“Authorized Participant”: One that purchases or redeems Baskets from or to the Trust.

“Basket”: A block of 10,000 Shares used by the Trust to issue or redeem Shares.

“Basket Deposit”: The total deposit required to create each Basket.

“Blockchain” or “Ethereum blockchain”: The public transaction ledger of the Ethereum network on which validators or validator pools stake ether allowing them to be selected to add records of recent transactions (called “blocks”) to the chain of transactions in exchange for an award of ether from the Ethereum network and the payment of transaction fees, if any, from users whose transactions are recorded in the block being added.

“Business Day”: Any day other than a day when the Exchange or the New York Stock Exchange is closed for regular trading.

“CEA”: Commodity Exchange Act of 1936.

“CFTC”: Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and options in the United States.

“Code”: Internal Revenue Code of 1986, as amended.

“DTC”: The Depository Trust Company. DTC will act as the securities depository for the Shares.

“DTC Participant”: An entity that has an account with DTC.

“Ether”: A digital asset based on the decentralized, open-source protocol of the peer-to-peer Ethereum computer network.

“Ether Counterparty”: Designated third party, who is not an Authorized Participant but who may be an affiliate of an Authorized Participant, or the Prime Broker or Lender, as applicable, with whom the Sponsor has entered into an agreement on behalf of the Trust, that will, acting as a counterparty, deliver, receive or convert to U.S. dollars the ether related to the Authorized Participant’s creation or redemption order.

“Ether Custodians”: Coinbase Custody Trust Company, LLC., Bitgo New York Trust Company, LLC, and Anchorage Digital Bank N.A.

“Ethereum”: The open-source, decentralized, peer-to-peer Ethereum network, and the system as a whole that is involved in maintaining the ledger of ether ownership and facilitating the transfer of ether among parties

“Ethereum blockchain”: The blockchain ledger for Ethereum.

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“Exchange”: Cboe BZX Exchange, Inc.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“FDIC”: Federal Deposit Insurance Corporation.

“FINRA”: Financial Industry Regulatory Authority, formerly the National Association of Securities Dealers.

“GAAP”: U.S. generally accepted accounting principles.

“Indirect Participants”: Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

“Incidental Rights”: Rights to acquire, or otherwise establish dominion and control over, any virtual currency or other asset or right, which rights are incident to the Trust’s ownership of ether and arise without any action of the Trust, or of the Sponsor on behalf of the Trust.

“IRS”: U.S. Internal Revenue Service.

“IR Virtual Currency”: Virtual currency tokens, or other assets or rights, acquired by the Trust through the exercise (subject to the applicable provisions of the Trust Agreement) of any Incidental Right.

“Lender”: Coinbase Credit, Inc.

“Marketing Agent”: Foreside Global Services, LLC.

“NAV”: Net asset value of the Trust.

“NFA”: National Futures Association.

“OCC”: Office of the Comptroller of the Currency.

“Prime Broker”: Coinbase, Inc.

“Principal Market NAV”: Net asset value of the Trust determined on a GAAP basis.

“Principal Market NAV per Share”: Net asset value of the Trust per Share determined on a GAAP basis.

“Redemption Order Date”: The date a redemption order is received in satisfactory form by the Marketing Agent.

“Register”: The record of all Shareholders and holders of the Shares in certificated form kept by the Administrator.

“SEC”: The U.S. Securities and Exchange Commission.

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“Seed Capital Investor”: 21Shares US LLC.

“Seed Creation Baskets”: Shares of the Trust purchased by the Seed Capital Investor.

“Shares”: Common shares representing fractional undivided beneficial interests in the Trust.

“Shareholders”: Holders of Shares.

“SIPC”: Securities Investor Protection Corporation.

“Staking Activities”: employing any portion of the Trust’s assets in actions where any portion of the Trust’s ether becomes subject to the Ethereum proof-of-stake validation or is used to earn additional ether or generate income or other earnings.

“Sponsor”: 21Shares US LLC, a Delaware limited liability company.

“Sponsor’s Staking Portion”: The portion of the consideration paid to the Sponsor for arranging for the staking of the Trust’s ether.

“Staking Activities”: The process by which third parties engaged by the Sponsor stake a portion of the Trust’s ether.

“Staking Consideration”: The gross proceeds generated from staking the Trust’s ether.

“Staking Provider Consideration”: Compensation determined as a portion of the staking rewards provided to each Staking Services Provider that generates staking rewards.

“Staking Services Agreement”: A Master Infrastructure-As-A-Service Agreement between the Sponsor and Coinbase Crypto where Coinbase Crypto has agreed to provide the Sponsor with certain services, including: (i) staking, validating, generating or approving blocks of transactions to be added to a particular blockchain, helping to secure the network or otherwise engaging with or participating on the supported network; (ii) support for eligible changes, improvements, extensions or other new versions thereof on the network; and (iii) development, upgrades, migration, integration, testing, conversion, monitoring, maintenance, consulting, or other services and deliverables. Such services will be provided on any network protocol and/or blockchain that is supported by Coinbase.

“Staking Services Provider”: A third party engaged by the Sponsor to engage in Staking Activities.

“Transfer Agent”: The Bank of New York Mellon.

“Trust”: 21Shares Ethereum ETF.

“Trust Agreement”: Amended and Restated Trust Agreement of 21Shares Ethereum ETF.

“Trustee”: CSC Delaware Trust Company, a Delaware trust company.

“Utilization Rate”: A target range for the portion of assets staked, which is set by the Sponsor and which is based on factors including lock-up periods, historical and stressed redemption activity, Trust size, projected staking yields, staking provider reliability, secondary market liquidity, and broader market conditions.

“You”: The owner or holder of Shares.

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